Exhibit 99.1

Kimco Realty® Announces Second Quarter 2024 Results

– Strong Operating Performance Drives Growth in Net Income and FFO –

– Small Shop Occupancy Matches Record High –

– Raises 2024 Outlook –

JERICHO, New York, August 1, 2024 - Kimco Realty® (NYSE: KIM), a real estate investment trust (REIT) and leading owner and operator of high-quality, open-air, grocery-anchored shopping centers and mixed-use properties in the United States, today reported results for the second quarter ended June 30, 2024. For the three months ended June 30, 2024 and 2023, Kimco Realty’s net income available to the company’s common shareholders per diluted share was $0.17 and $0.16, respectively.

Second Quarter Highlights

•
Grew Funds From Operations* (FFO) 5.1% over the same period in 2023 to $0.41 per diluted share.
•
Generated 3.0% growth in Same Property Net Operating Income* (NOI) over the same period a year ago.
•
Expanded pro-rata portfolio occupancy to 96.2%, up 20 basis points sequentially and 40 basis points year-over-year.
•
Increased pro-rata small shop occupancy to 91.7%, up 20 basis points sequentially and matching the all-time company record.
•
Leased 2.3 million square feet, generating blended pro-rata cash rent spreads on comparable spaces, including renewals and options, of 11.7%.
•
Generated pro-rata cash rent spreads of 26.3% on 144 comparable new leases.
•
Invested $168.0 million under the company’s Structured Investment Program.
•
Published 11th annual Corporate Responsibility Report, demonstrating ongoing commitment to stakeholders through both actions and results.

“Our ability to report strong growth reflects the quality of our open air, grocery-anchored portfolio and further validates our investment thesis for the RPT acquisition,” said Conor Flynn, CEO of Kimco. “We see these positive trends continuing, and with $63 million of future cash flow from signed leases that have yet to commence paying rent, we are comfortable raising our full year outlook. With a resilient portfolio and best in class team, we remain committed to increasing shareholder value.”

Financial Results

Net income available to the company’s common shareholders (“Net income”) for the second quarter of 2024 was $111.8 million, or $0.17 per diluted share, compared to $100.4 million, or $0.16 per diluted share, for the second quarter of 2023, representing a 6.3% increase per diluted share, primarily attributable to:

•
The acquisition of RPT Realty (“RPT”), which was the primary driver of the growth in consolidated revenues from rental properties, net, of $57.2 million, partially offset by higher real estate taxes of $8.6 million and operating and maintenance expenses of $12.7 million, as well as increased depreciation and amortization expense of $18.9 million.
•
A $30.8 million reduction in provision for income taxes, primarily due to tax gains associated with the sale of Albertsons Companies Inc. ("ACI") common stock during 2023.

Other notable items impacting the year-over-year change:

•
$14.6 million lower gains on marketable securities in 2024 due to the sale of ACI common stock during 2023.
•
$13.3 million lower gains on sales of properties, net of impairments in 2024.
•
$12.7 million in increased interest expense, mainly due to higher outstanding debt associated with the acquisition of RPT and the issuance of $500 million of senior unsecured notes with a 6.400% coupon in the fourth quarter of 2023, partially offset by the repayment of unsecured notes that matured in 2024.

*Reconciliations of non-GAAP measures to the most directly comparable GAAP measure are provided in the tables accompanying this press release.

i

500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

FFO was $276.0 million, or $0.41 per diluted share, for the second quarter of 2024, compared to $243.9 million, or $0.39 per diluted share, for the second quarter 2023. The company excludes from FFO all realized or unrealized marketable securities gains and losses as well as gains and losses from the sales of certain real estate assets, depreciation and amortization related to real estate, profit participations from other investments, and other items considered incidental to the company’s business.

Operating Results

•
Signed 482 leases totaling 2.3 million square feet, generating blended pro-rata cash rent spreads on comparable spaces of 11.7%, with new leases up 26.3% and renewals and options growing 9.0%.
•
Grew pro-rata portfolio occupancy to 96.2%, representing an increase of 20 basis points sequentially and 40 basis points year-over-year.
•
Elevated pro-rata anchor occupancy to 98.1%, an increase of 30 basis points sequentially and 40 basis points year-over-year.
•
Expanded pro-rata small shop occupancy to match the all-time high of 91.7%, an increase of 20 basis points sequentially and 70 basis points year over year.
•
Reported a 320-basis-point spread between leased (reported) occupancy and economic occupancy at the end of the second quarter, representing approximately $63 million in anticipated future annual base rent.
•
Generated 3.0% growth in Same Property NOI over the same period a year ago, primarily driven by 3.4% growth from minimum rent.

Investment & Disposition Activities

•
Invested $168.0 million under Kimco’s Structured Investment Program, including an additional $146.2 million investment in The Rim, a 1.2 million square foot, mixed-use lifestyle center located in San Antonio, which is one of the top-visited shopping centers in Texas.
•
Sold two properties and one land parcel for $49.2 million. The company’s pro-rata share of the sales was $7.9 million.

Capital Market Activities

•
The company ended the quarter with approximately $1.8 billion available on its $2.0 billion unsecured revolving credit facility and over $125 million of cash and cash equivalents.
•
Subsequent to quarter end, Kimco amended and upsized its unsecured term loan to $500 million from $200 million, and included four additional banks. The terms, applicable spread, maturity date and credit covenants are unchanged from the January 2, 2024 term loan agreement. The company entered into interest rate swap agreements, fixing the rate on the incremental term loan to a blended rate of 4.78%.

Dividend Declarations

•
Kimco Realty’s board of directors declared a quarterly cash dividend on common shares of $0.24 per share, payable on September 19, 2024, to shareholders of record on September 5, 2024.
•
The board of directors also declared quarterly dividends with respect to each of the company’s Class L, Class M, and Class N series of preferred shares. These dividends on the preferred shares will be paid on October 15, 2024, to shareholders of record on October 1, 2024.

2024 Full Year Outlook

The company has raised its 2024 outlook for Net income and FFO per diluted share as follows:

	Current *	Previous*
Net income:	$0.44 to $0.46	$0.40 to $0.44
FFO:	$1.60 to $1.62	$1.56 to $1.60

*Includes ($0.04) of RPT merger-related charges.

The company has also updated the assumptions that support its full year outlook for Net income and FFO in the following table (Pro-rata share; dollars in millions):

500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

2024 Guidance Assumptions	Q2 YTD	Current	Previous
Total acquisitions & structured investments combined: • Cap rate (blended)	$244 • 10.0%	$300 to $350 • 7.0% to 8.0%	$300 to $350 • 7.0% to 8.0%
Dispositions: • Cap rate (blended)	$256 • 8.50%	$300 to $350 • 8.25% to 8.50%	$350 to $450 • 8.25% to 8.75%
Same Property NOI growth (inclusive of RPT)	3.4%	2.75% to 3.25%	2.25% to 3.0%
Credit loss as a % of total pro-rata rental revenues	(0.86%)	(0.75%) to (1.00%)	(0.75%) to (1.00%)
RPT-related non-cash GAAP income (above & below market rents and straight-line rents)	$3	$4 to $5	$4 to $5
RPT-related cost saving synergies included in G&A	Only showing full year impact	$35 to $36	$34 to $35
Lease termination income	$2	$2 to $4	$1 to $3
Interest income – Other income (attributable to cash on balance sheet)	$12	$13 to $15	$10 to $12
Capital expenditures (tenant improvements, landlord work and leasing commissions)	$118	$225 to $275	$225 to $275

Conference Call Information

When: 8:30 AM ET, August 1, 2024

Live Webcast: 2Q24 Kimco Realty Earnings Conference Call or on Kimco Realty’s website investors.kimcorealty.com (replay available until November 1, 2024)

Dial #: 1-888-317-6003 (International: 1-412-317-6061). Passcode: 1566978

About Kimco Realty®

Kimco Realty® (NYSE: KIM) is a real estate investment trust (REIT) and leading owner and operator of high-quality, open-air, grocery-anchored shopping centers and mixed-use properties in the United States. The company’s portfolio is strategically concentrated in the first-ring suburbs of the top major metropolitan markets, including high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities. Its tenant mix is focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Publicly traded on the NYSE since 1991 and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value-enhancing redevelopment activities for more than 60 years. With a proven commitment to corporate responsibility, Kimco Realty is a recognized industry leader in this area. As of June 30, 2024, the company owned interests in 567 U.S. shopping centers and mixed-use assets comprising 101 million square feet of gross leasable space.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

Safe Harbor Statement

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “plan,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the impact of competition, including the availability of acquisition or development opportunities and the costs associated with purchasing and maintaining assets; (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iv) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (v) the potential impact of e-commerce and other changes in consumer buying practices, and changing trends in the retail industry and perceptions by retailers or shoppers, including safety and convenience, (vi) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and the costs associated with purchasing and maintaining assets and risks related to acquisitions not performing in accordance with our expectations, (vii) the Company’s ability to raise capital by selling its assets, (viii) disruptions and increases in operating costs due to inflation and supply chain disruptions, (ix) risks associated with the development of mixed-use commercial properties, including risks associated with the development, and ownership of non-retail real estate, (x) changes in governmental laws and regulations, including, but not limited to, changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (xi) the Company’s failure to realize the expected benefits of the merger with RPT Realty (the “RPT Merger”), (xii) significant transaction costs and/or unknown or inestimable liabilities related to the RPT Merger, (xiii) the risk of litigation, including shareholder litigation, in connection with the RPT Merger, including any resulting expense, (xiv) the ability to successfully integrate the operations of the Company and RPT and the risk that such integration may be more difficult, time-consuming or costly than expected, (xv) risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company, (xvi) effects relating to the RPT Merger on relationships with tenants, employees, joint venture partners and third parties, (xvii) the possibility that, if the Company does not achieve the perceived benefits of the RPT Merger as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline, (xviii) valuation and risks related to the Company’s joint venture and preferred equity investments and other investments, (xix) collectability of mortgage and other financing receivables, (xx) impairment charges, (xxi) criminal cybersecurity attacks, disruption, data loss or other security incidents and breaches, (xxii) risks related to artificial intelligence, (xxiii) impact of natural disasters and weather and climate-related events, (xxiv) pandemics or other health crises, such as the coronavirus disease 2019 (“COVID-19”), (xxv) our ability to attract, retain and motivate key personnel, (xxvi) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (xxvii) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xxviii) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xxix) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, (xxx) the Company’s ability to continue to maintain its status as a REIT for U.S. federal income tax purposes and potential risks and uncertainties in connection with its UPREIT structure, and (xxxi) other risks and uncertainties identified under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes in other filings with the Securities and Exchange Commission (“SEC”).

###

CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy

Kimco Realty Corporation
(833) 800-4343

dbujnicki@kimcorealty.com

500 North Broadway, Suite 201 | Jericho, NY 11753 | (833) 800-4343 kimcorealty.com

Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	June 30, 2024	December 31, 2023
Assets:
Real estate, net of accumulated depreciation and amortization
of $4,094,777 and $3,842,869, respectively	$16,565,463	$15,094,925
Investments in and advances to real estate joint ventures	1,501,267	1,087,804
Other investments	105,456	144,089
Cash and cash equivalents	127,555	783,757
Marketable securities	1,612	330,057
Accounts and notes receivable, net	306,790	307,617
Operating lease right-of-use assets, net	131,083	128,258
Other assets	764,951	397,515
Total assets	$19,504,177	$18,274,022

Liabilities:
Notes payable, net	$7,337,253	$7,262,851
Mortgages payable, net	337,456	353,945
Accounts payable and accrued expenses	251,737	216,237
Dividends payable	6,722	5,308
Operating lease liabilities	121,156	109,985
Other liabilities	653,236	599,961
Total liabilities	8,707,560	8,548,287
Redeemable noncontrolling interests	70,010	72,277

Stockholders' Equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 21,216 and 19,367 shares, respectively;
Aggregate liquidation preference $576,606 and $484,179, respectively	21	19
Common stock, $.01 par value, authorized 1,500,000,000 and 750,000,000 shares,
respectively; issued and outstanding 674,112,166 and 619,871,237 shares, respectively	6,741	6,199
Paid-in capital	10,914,084	9,638,494
Cumulative distributions in excess of net income	(353,310)	(122,576)
Accumulated other comprehensive income	11,236	3,329
Total stockholders' equity	10,578,772	9,525,465
Noncontrolling interests	147,835	127,993
Total equity	10,726,607	9,653,458
Total liabilities and equity	$19,504,177	$18,274,022

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
Revenues from rental properties, net	$496,221	$439,008	$995,126	$877,346
Management and other fee income	4,010	3,832	8,859	8,386
Total revenues	500,231	442,840	1,003,985	885,732
Operating expenses
Rent	(4,226)	(4,145)	(8,505)	(8,158)
Real estate taxes	(66,182)	(57,621)	(129,542)	(115,127)
Operating and maintenance	(87,749)	(75,073)	(173,523)	(150,315)
General and administrative	(33,090)	(32,734)	(69,388)	(67,483)
Impairment charges	(201)	-	(3,902)	(11,806)
Merger charges	-	-	(25,246)	-
Depreciation and amortization	(148,148)	(129,245)	(302,867)	(255,546)
Total operating expenses	(339,596)	(298,818)	(712,973)	(608,435)

Gain on sale of properties	75	13,170	393	52,376
Operating income	160,710	157,192	291,405	329,673

Other income/(expense)
Special dividend income	-	-	-	194,116
Other income, net	5,661	7,571	17,750	10,703
(Loss)/gain on marketable securities, net	(6)	14,561	(27,692)	4,417
Interest expense	(73,341)	(60,674)	(147,906)	(121,980)
Income before income taxes, net, equity in income of joint ventures, net,
and equity in income from other investments, net	93,024	118,650	133,557	416,929

Provision for income taxes, net	(217)	(31,027)	(72,227)	(61,856)
Equity in income of joint ventures, net	21,527	17,128	42,432	41,332
Equity in income of other investments, net	7,718	4,519	9,252	6,641

Net income	122,052	109,270	113,014	403,046
Net income attributable to noncontrolling interests	(2,314)	(2,644)	(4,250)	(6,657)
Net income attributable to the company	119,738	106,626	108,764	396,389
Preferred dividends, net	(7,961)	(6,200)	(15,903)	(12,451)
Net income available to the company's common shareholders	$111,777	$100,426	$92,861	$383,938

Per common share:
Net income available to the company's common shareholders: (1)
Basic	$0.17	$0.16	$0.14	$0.62
Diluted (2)	$0.17	$0.16	$0.14	$0.62
Weighted average shares:
Basic	671,198	617,077	670,658	616,785
Diluted	671,384	617,257	670,839	619,749

(1)

Adjusted for earnings attributable to participating securities of ($700) and ($647) for the three months ended June 30, 2024 and 2023, respectively. Adjusted for earnings attributable to participating securities of ($1,380) and ($2,074) for the six months ended June 30, 2024 and 2023, respectively.

(2)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $1,479 for the six months ended June 30, 2023.

Reconciliation of Net Income Available to the Company's Common Shareholders
to FFO Available to the Company's Common Shareholders (1)
(in thousands, except per share data)
(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2024	2023	2024	2023
Net income available to the company's common shareholders		$111,777	$100,426	$92,861	$383,938
	Gain on sale of properties	(75)	(13,170)	(393)	(52,376)
	Gain on sale of joint venture properties	(1,441)	(180)	(1,494)	(7,890)
	Depreciation and amortization - real estate related	146,892	127,725	300,354	253,003
	Depreciation and amortization - real estate joint ventures	21,345	15,599	42,943	32,146
	Impairment charges (including real estate joint ventures)	2,701	-	8,403	11,803
	Profit participation from other investments, net	(5,647)	(2,792)	(5,676)	(2,761)
	Special dividend income	-	-	-	(194,116)
	Loss/(gain) on marketable securities/derivative, net	1,243	(14,561)	30,771	(4,417)
	(Benefit)/provision for income taxes, net (2)	(94)	31,259	71,647	62,132
	Noncontrolling interests (2)	(743)	(424)	(1,629)	507
FFO available to the company's common shareholders (4)		$275,958	$243,882	$537,787	$481,969

Weighted average shares outstanding for FFO calculations:
	Basic	671,198	617,077	670,658	616,785
	Units	3,290	2,563	3,264	2,551
	Convertible preferred shares	4,265	-	4,265	-
	Dilutive effect of equity awards	129	122	129	490
	Diluted	678,882	619,762	678,316	619,826

	FFO per common share - basic	$0.41	$0.40	$0.80	$0.78
	FFO per common share - diluted (3)	$0.41	$0.39	$0.80	$0.78

(1)

The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs.

(2)	Related to gains, impairments, depreciation on properties, gains/(losses) on sales of marketable securities and derivatives, where applicable.

(3)

Reflects the potential impact of convertible preferred shares and certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $2,464 and $584 for the three months ended June 30, 2024 and 2023, respectively. FFO available to the company's common shareholders would be increased by $4,907 and $1,166 for the six months ended June 30, 2024 and 2023, respectively. The effect of other certain convertible securities would have an anti-dilutive effect upon the calculation of FFO available to the company’s common shareholders per share. Accordingly, the impact of such conversion has not been included in the determination of diluted FFO per share calculations.

(4)	Includes merger-related charges of $25.2 million (or $0.04 per share, on a diluted basis) for the six months ended June 30, 2024.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI (1)(2)
(in thousands)
(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2024	2023	2024	2023
Net income available to the company's common shareholders		$111,777	$100,426	$92,861	$383,938
Adjustments:
	Management and other fee income	(4,010)	(3,832)	(8,859)	(8,386)
	General and administrative	33,090	32,734	69,388	67,483
	Impairment charges	201	-	3,902	11,806
	Merger charges	-	-	25,246	-
	Depreciation and amortization	148,148	129,245	302,867	255,546
	Gain on sale of properties	(75)	(13,170)	(393)	(52,376)
	Special dividend income	-	-	-	(194,116)
	Interest expense and other income, net	67,680	53,103	130,156	111,277
	Loss/(gain) on marketable securities, net	6	(14,561)	27,692	(4,417)
	Provision for income taxes, net	217	31,027	72,227	61,856
	Equity in income of other investments, net	(7,718)	(4,519)	(9,252)	(6,641)
	Net income attributable to noncontrolling interests	2,314	2,644	4,250	6,657
	Preferred dividends, net	7,961	6,200	15,903	12,451
	RPT same property NOI (3)	-	38,358	610	78,597
	Non same property net operating income	(10,192)	(13,843)	(25,213)	(28,815)
	Non-operational expense from joint ventures, net	28,278	22,766	57,400	38,805
Same Property NOI		$377,677	$366,578	$758,785	$733,665

(1)

The company considers Same Property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the company's properties. The company’s method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(2)	Amounts represent Kimco Realty's pro-rata share.

(3)	Amounts for the respective periods, represent the Same property NOI from RPT properties, not included in the Company's Net income available to the Company's common shareholders.

Reconciliation of the Projected Range of Net Income Available to the Company's Common Shareholders
to Funds From Operations Available to the Company's Common Shareholders
(unaudited, all amounts shown are per diluted share)

	Projected Range
	Full Year 2024
	Low	High
Net income available to the company's common shareholders	$0.44	$0.46

Gain on sale of properties	-	(0.03)

Gain on sale of joint venture properties	-	(0.01)

Depreciation & amortization - real estate related	0.88	0.91

Depreciation & amortization - real estate joint ventures	0.12	0.13

Impairment charges (including real estate joint ventures)	0.01	0.01

Profit participation from other investments, net	(0.01)	(0.01)

Loss on marketable securities, net	0.05	0.05

Provision for income taxes	0.11	0.11

FFO available to the company's common shareholders	$1.60	$1.62

Merger Cost Adjustment	0.04	0.04

FFO Excluding Merger Costs	$1.64	$1.66

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.